EXHIBIT 99.1

NEWS RELEASE

Nabors’ 2Q07 EPS $0.79 versus $0.77 on Improving International Results
Hamilton, Bermuda, July 24, 2007, Nabors Industries Ltd. (NYSE: NBR) today announced its results for the second quarter and six months ended June 30, 2007. Adjusted income derived from operating activities was $293.1 million for the current quarter, compared to $349.5 million in the second quarter of last year and $349.0 million in the first quarter of this year. Net Income was $228.3 million ($0.79 per diluted share) for the current quarter compared to $233.4 million ($0.77 per diluted share) in the second quarter of last year and $262.2 million ($0.92 per diluted share) in the first quarter of this year. The quarter’s results included an Other Income gain of approximately $0.10 per diluted share arising from the recent sale of three accommodation jackup units. This gain was essentially offset by a sequential drop in Investment Income of $0.10 per diluted share. Operating revenues and Earnings from unconsolidated affiliates totaled $1.17 billion in the current quarter compared to $1.13 billion in the second quarter of last year and $1.27 billion in the first quarter of this year. For the six months ended June 30, 2007, adjusted income derived from operating activities was $642.1 million compared to $720.0 million in the first six months of 2006. Net income for the first six months of 2007 was $490.5 million ($1.71 per diluted share) compared to $490.2 million ($1.56 per diluted share) in the first six months of 2006. Operating revenues and Earnings from unconsolidated affiliates for the first six months of 2007 rose to $2.44 billion, up from $2.30 billion for the first six months of 2006.
In commenting on these results Gene Isenberg, Nabors’ Chairman and Chief Executive Officer, said “This quarter’s results reflect short-term challenges in our North American gas directed markets and the increasing realization of the potential of our international markets. Despite a sizeable drop in the US lower 48 drilling activity and an abysmal quarter in Canada, our results were essentially in-line with last year as a result of a large increase in our International operations and smaller but meaningful increases in our Alaskan unit. Results were also bolstered by a lower effective tax rate and the large share buy-back.
“Internationally, the quarter represented a significant sequential increase even though we again experienced several project deferrals, more startup delays and a higher than usual level of downtime. During the quarter we secured another eight long-term commitments for incremental rigs, two of which are for new builds. This brings to 26 the total number of incremental rigs expected to commence operations during the year, including two previously idle international rigs, five new builds and ten relocations from our US operations. Of the ten relocated rigs, eight are deep drilling land rigs including a winterized Canadian rig, one is a SuperSundowner offshore platform rig and one is a heavy workover rig. We expect these rigs to contribute approximately 13 rig years in 2007. We continue to enjoy a high degree of visibility for substantial increases in this unit’s profitability into 2009. These forward expectations are largely based upon repricing existing long-term contracts as they renew at current market rates combined with the quantity of incremental rig commitments already secured or highly probable. For 2007 we anticipate operating income will increase by more than 75% compared to last year and we believe another increase on the order of 50% or more is readily achievable in 2008.
“Our US Offshore operations posted a solid increase over the first quarter of 2007 with the early May deployment of two new-built barge rigs for deep gas work in the shallow waters of the Gulf of Mexico.

The quarter’s results would have been significantly higher except for sequentially lower jackup activity. We have also seen certain customers postpone several platform operations bringing increased uncertainty to the balance of the year. We remain optimistic regarding future increases in this business, but expect the third quarter to be slightly lower as the potential for hurricanes inhibits activity.
“Results for our Alaskan operations reflected the usual second quarter seasonal decrease, but were substantially higher than the same quarter last year as we began what is expected to be a multi-year market expansion. The full year should more than double last year’s operating income despite some temporary project deferrals by certain customers.
“Our US Lower 48 Land drilling operations averaged 229 rigs working during the second quarter at an average margin per rig day of $9,619. This compares to first quarter 2007 averages of 243 rigs and $9,908 respectively. At the end of the quarter this unit had 68 idle rigs, excluding seven which are now working under long-term contracts in our international operations. We deployed eight new rigs during the quarter, with 32 out of 81 new rigs yet to deploy over the next three quarters, all at much higher margins. We recently secured three additional new rig contracts consisting of two M-Series 750 PACE rigs and one 1,000 horsepower PACE rig. We continue to receive inquiries regarding additional new rigs as the enhanced performance characteristics of these rigs are realized by existing and incremental customers. We are seeing continuing rate pressure on existing rigs, particularly the less efficient ones, as the anticipated improvement in industry activity continues to be delayed. We continue to enjoy a high level of term contract coverage for our existing fleet, but we will see a significant number of these contracts expiring during the third and fourth quarters, most of which we expect to renew. Any idled rigs should be more than offset by the deployments of our new rigs and the improved margins that will result from diminishing costs associated with the start-up and debugging of this new technology. Meanwhile this unit continues to achieve new milestones in its already outstanding safety performance with a year-to-date reduction in the incident rate of 28%.
“Our US Land well servicing business posted another sequential decline in its results leading to diminished expectations for the full year. The decline was primarily attributable to fewer working hours per rig as a result of persistent rains in Texas and Oklahoma and a weakening market in West Texas and the Rocky Mountains. The decline in West Texas stems from increased competition due to a large influx of additional rigs by numerous contractors, while the slower results in the Rocky Mountain region appears to be temporary since it is driven primarily by seasonal effects, project deferrals and execution problems which have been rectified. We do expect to see improving results in the coming quarters with normal weather and ongoing deployments of our new generation Millennium rigs in markets away from West Texas. We deployed 23 new workover rigs during the quarter, 13 in the 500 horsepower class and 10 in the 200 horsepower class. This leaves 124 new rigs yet to deploy, with the 24 remaining 500 horsepower models expected by the end of the year and all 100 of the 400 horsepower units deploying throughout 2008.
“Our Canadian business unit posted an $8 million loss, its first significant quarterly loss since the early 1990s. The bulk of the loss was generated by the well servicing business which suffered disproportionately from a lingering breakup and adverse weather, both of which exacerbated already weak market activity and pricing. We expect a significant seasonal rebound in the third quarter, although it will likely be less than one-half of last year’s comparable quarter. We have little to no visibility as to when a turnaround will occur in this market and we anticipate little improvement before 2008.
“In our oil and gas operations, results increased modestly compared to the prior quarter. Subsequent to the quarter we sold a small portion of our acreage holdings in the Fayetteville shale play which will increase next quarter’s operating income by approximately $15 million. We expect to complete more significant sales of acreage in the Barnett shale in the fourth quarter. The Fayetteville sale was opportunistic as it allowed the purchaser to gain operatorship of the area. We believe that the prospective Barnett sales represent higher present value than would be achieved by producing the properties. We expect the contribution of this unit to be increasingly more significant to our results as the investment cycle of existing properties winds down and new investments are made through our NFR joint venture.
“Our Other Operating Segments posted only slightly lower sequential results reflecting the weaker North American markets and seasonally weaker contributions from our Alaskan joint ventures. We expect the balance of the year to post flat results with large increases in Canrig, more modest increases in Ryan and EPOCH, and improving results in our Canadian service entities, largely offset by the loss of roughly $17 million in contribution from Sea Mar as a result of the pending sale.
“Investment Income for the quarter was a loss of $9.3 million reflecting net pre-tax losses of $19 million (2.8%) of the portion of our portfolio that is comprised of equities and actively managed funds. The losses were almost solely attributable to substantial losses in two of the 30 different funds included in this component of our portfolio. The performance of these equity and fund investments remains relatively good with a multi-year yield in excess of 10%, inclusive of this quarter’s losses, which boosts our total portfolio yields to a level that is well in excess of that which would have been earned in money markets or treasuries.
“Other income reflected the completion of the sale of three small accommodation jackups in the Arabian Gulf to a group of private investors. This opportune sale garnered proceeds of $99 million yielding a pre-tax gain of approximately $38 million on the disposal of these non-strategic assets. The units have averaged annual operating income of $8.5 million over the three years in which they were owned by Nabors. We expect another pre-tax gain of approximately $40 million in the third quarter arising from our definitive agreement with Hornbeck Offshore Services, Inc., wherein they will purchase 20 of our Marine transport vessels in an all cash transaction. Closing is subject to the customary closing conditions and should occur in early August. Nabors will maintain ownership of the five vessels it currently has in Mexico and will separately contract Hornbeck to operate these vessels.
“In summary, we remain rather cautious regarding the short-term outlook in North American gas, but we are particularly optimistic regarding near-term and longer growth in our International operations and more modest but meaningful improvements in our US Offshore and Alaskan units. Nabors is in a unique position to capitalize on the strength of international rig demand through both our capacity to furnish new rigs expeditiously and the availability of suitable rigs from our underutilized North American fleets. Recently we have redeployed nine deep drilling rigs and one heavy workover rig from our US operations and we are currently preparing three more workover rigs and up to ten more deep drilling rigs. These incremental rigs combined with the scheduled renewal of existing international rig contracts at much higher market rates should result in next year’s international income exceeding that of our US Lower 48 land drilling operations, even with a modest recovery in 2008.”
The Nabors companies own and operate approximately 640 land drilling rigs worldwide and approximately 795 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of; 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.

For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at dan.mclachlin@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2007	2006	2007	2007	2006

Revenues and other income:
Operating revenues	$1,162,773	$1,118,000	$1,260,643	$2,423,416	$2,281,926
Earnings (losses) from unconsolidated affiliates	3,436	9,370	12,441	15,877	13,769
Investment income (loss)	(9,272)	16,728	28,709	19,437	30,598

Total revenues and other income	1,156,937	1,144,098	1,301,793	2,458,730	2,326,293

Costs and other deductions:
Direct costs	649,969	594,226	697,304	1,347,273	1,208,843
General and administrative expenses	100,989	87,830	114,974	215,963	176,627
Depreciation and amortization	112,988	87,946	105,228	218,216	169,335
Depletion	9,160	7,913	6,625	15,785	20,930
Interest expense	13,716	12,168	13,049	26,765	20,223
Losses (gains) on sales of long-lived assets, impairment charges and other expense (income), net	(39,510)	4,216	14,038	(25,472)	8,245

Total costs and other deductions	847,312	794,299	951,218	1,798,530	1,604,203

Income before income taxes	309,625	349,799	350,575	660,200	722,090

Income tax (benefit) expense:
Current	58,828	58,549	110,081	168,909	119,974
Deferred	22,448	57,817	(21,668)	780	111,920

Income tax expense	81,276	116,366	88,413	169,689	231,894

Net income	$228,349	$233,433	$262,162	$490,511	$490,196

Earnings per share (1):
Basic	$.82	$.79	$.95	$1.76	$1.61
Diluted	$.79	$.77	$.92	$1.71	$1.56

Weighted-average number of common shares outstanding (1):
Basic	279,253	294,419	276,942	278,098	303,704

Diluted	287,898	304,394	284,814	286,356	314,608

Adjusted income derived from operating activities (2)	$293,103	$349,455	$348,953	$642,056	$719,960

(1)	See “Computation of Earnings Per Share” included herein as a separate schedule.

(2)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	March 31,	December 31,
(In thousands, except ratios)	2007	2007	2006

ASSETS
Current assets:
Cash and short-term investments	$827,291	$951,012	$1,140,016
Accounts receivable, net	1,035,895	1,130,614	1,109,738
Other current assets	395,040	332,573	255,102

Total current assets	2,258,226	2,414,199	2,504,856
Long-term investments	480,341	549,773	513,269
Property, plant and equipment, net	6,298,371	5,810,745	5,410,101
Goodwill, net	388,981	372,596	362,269
Other long-term assets	486,341	433,093	351,808

Total assets	$9,912,260	$9,580,406	$9,142,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$700,000	$—	$—
Other current liabilities	948,685	942,649	854,360

Total current liabilities	1,648,685	942,649	854,360
Long-term debt	3,305,249	4,004,660	4,004,074
Other long-term liabilities	835,711	801,582	747,216

Total liabilities	5,789,645	5,748,891	5,605,650
Shareholders’ equity	4,122,615	3,831,515	3,536,653

Total liabilities and shareholders’ equity	$9,912,260	$9,580,406	$9,142,303

Cash, short-term and long-term investments (1)	$1,360,545	$1,500,785	$1,653,285

Funded debt to capital ratio: (2)
— Gross	0.46 : 1	0.48 : 1	0.50 : 1
— Net of cash and investments	0.36 : 1	0.36 : 1	0.37 : 1
Interest coverage ratio: (3)	34.4 : 1	35.1 : 1	39.2 : 1

(1)	The June 30, 2007 amount includes $52.9 million in cash proceeds receivable from brokers from the sale of certain marketable equity securities that is included in other current assets. These proceeds were received during the first week of July.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income before income taxes, interest expense, depreciation and amortization, and depletion expense less investment income and then dividing by interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover interest expense.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2007	2006	2007	2007	2006

Reportable segments:
Operating revenues and Earnings from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$426,787	$468,787	$452,596	$879,383	$895,137
U.S. Land Well-servicing	182,410	168,841	182,218	364,628	329,574
U.S. Offshore	60,316	62,554	55,775	116,091	106,080
Alaska	36,777	24,912	47,836	84,613	51,718
Canada	75,088	120,587	193,280	268,368	347,144
International	261,262	169,147	224,482	485,744	316,042

Subtotal Contract Drilling (2)	1,042,640	1,014,828	1,156,187	2,198,827	2,045,695
Oil and Gas (3) (4)	18,110	9,703	13,129	31,239	39,540
Other Operating Segments (5) (6)	170,484	153,593	156,920	327,404	305,296
Other reconciling items (7)	(65,025)	(50,754)	(53,152)	(118,177)	(94,836)

Total	$1,166,209	$1,127,370	$1,273,084	$2,439,293	$2,295,695

Adjusted income (loss) derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$154,667	$212,696	$172,926	$327,593	$392,427
U.S. Land Well-servicing	40,105	47,435	43,356	83,461	93,505
U.S. Offshore	19,206	23,667	15,049	34,255	34,121
Alaska	8,225	3,384	16,567	24,792	7,626
Canada	(7,992)	19,873	53,128	45,136	102,975
International	85,409	50,500	66,018	151,427	87,997

Subtotal Contract Drilling	299,620	357,555	367,044	666,664	718,651
Oil and Gas	3,374	(584)	1,128	4,502	12,852
Other Operating Segments	19,151	18,469	20,808	39,959	39,036
Other reconciling items (8)	(29,042)	(25,985)	(40,027)	(69,069)	(50,579)

Total	293,103	349,455	348,953	642,056	719,960
Interest expense	(13,716)	(12,168)	(13,049)	(26,765)	(20,223)
Investment income (loss)	(9,272)	16,728	28,709	19,437	30,598
Losses on sales of long-lived assets, impairment charges and other income (expense), net	39,510	(4,216)	(14,038)	25,472	(8,245)

Income before income taxes	$309,625	$349,799	$350,575	$660,200	$722,090

Rig activity:
Rig years: (9)
U.S. Lower 48 Land Drilling	228.5	255.2	243.0	235.7	254.3
U.S. Offshore	17.6	18.0	17.2	17.4	16.5
Alaska	8.8	7.8	9.5	9.1	7.5
Canada	18.5	37.9	58.1	38.2	55.5
International (10)	117.1	93.2	111.6	114.4	89.7

Total rig years	390.5	412.1	439.4	414.8	423.5

Rig hours: (11)
U.S. Land Well-servicing	291,430	318,961	299,088	590,518	630,729
Canada Well-servicing	41,613	61,648	97,588	139,201	182,872

Total rig hours	333,043	380,609	396,676	729,719	813,601

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(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $.7 million, $4.1 million and $1.7 million for the three months ended June 30, 2007 and 2006 and March 31, 2007, respectively, and $2.5 million and $4.8 million for the six months ended June 30, 2007 and 2006, respectively.

(3)	Represents our oil and gas exploration, development and production operations.

(4)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method of ($.8) million for the three and six months ended June 30, 2007 and $0 for the three and six months ended June 30, 2006.

(5)	Includes our marine transportation and supply services, drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $3.5 million, $5.3 million and $10.7 million for the three months ended June 30, 2007 and 2006 and March 31, 2007, respectively, and $14.2 million and $9.0 million for the six months ended June 30, 2007 and 2006, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 4.0 years during the three months ended June 30, 2007 and 2006 and March 31, 2007, respectively, and 4.0 years for the six months ended June 30, 2007 and 2006, respectively.

(11)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2007	2006	2007	2007	2006

Net income (numerator):
Net income — basic	$228,349	$233,433	$262,162	$490,511	$490,196
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted net income — diluted	$228,349	$233,433	$262,162	$490,511	$490,196

Earnings per share:
Basic	$.82	$.79	$.95	$1.76	$1.61
Diluted	$.79	$.77	$.92	$1.71	$1.56

Shares (denominator):
Weighted-average number of shares outstanding — basic (4)	279,253	294,419	276,942	278,098	303,704
Net effect of dilutive stock options, warrants and restricted stock awards based on the treasury stock method	8,645	9,975	7,872	8,258	10,344
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	560

Weighted-average number of shares outstanding — diluted	287,898	304,394	284,814	286,356	314,608

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(1)	Diluted earnings per share for the three and six months ended June 30, 2007 and the three months ended June 30, 2006 do not include any incremental shares issuable upon the exchange of the $2.75 billion 0.94% senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $45.83 on the last trading day of the quarter, which did not occur during either the three and six months ended June 30, 2007 or the three months ended June 30, 2006. The $2.75 billion notes were issued during the quarter ended June 30, 2006 and had no effect on first quarter’s 2006 earnings per share.

(2)	Diluted earnings per share for the three and six months ended June 30, 2007 and 2006 and the three months ended March 31, 2007 exclude approximately 1.2 million potentially dilutive shares initially issuable upon the conversion of the $82.8 million zero coupon convertible senior debentures. We would only issue an incremental number of shares upon conversion of these debentures, and such shares would only be included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation if the price of our shares exceeded approximately $50.

(3)	Diluted earnings per share for the three months ended June 30, 2007 and 2006 and March 31, 2007 and the six months ended June 30, 2007 do not include any incremental shares issuable upon the exchange of the $700 million zero coupon senior exchangeable notes. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes, and such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when the price of our shares exceeds $35.05 on the last trading day of the quarter. This was the case for the quarter ended March 31, 2006, and is, therefore, included in the weighted-average number of shares outstanding in our diluted earnings per share calculation for the six months ended June 30, 2006.

(4)	Includes the following weighted-average number of common shares of Nabors and weighted-average number of exchangeable shares of our subsidiary Nabors (Canada) Exchangeco Inc., respectively: 279.2 million and .1 million shares for the three months ended June 30, 2007; 294.2 million and .2 million shares for the three months ended June 30, 2006; 276.7 million and .2 million for the three months ended March 31, 2007; 277.9 million and .2 million shares for the six months ended June 30, 2007; and 303.5 million and .2 million shares for the six months ended June 30, 2006. The exchangeable shares of Nabors Exchangeco are exchangeable for Nabors’ common shares on a one-for-one basis, and have essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any.
     For all periods presented, the computation of diluted earnings per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive. The average number of options and warrants that were excluded from diluted earnings per share that would potentially dilute earnings per share in the future were 4,322,513, 2,001,500 and 4,963,038 shares during the three months ended June 30, 2007 and 2006 and March 31, 2007, respectively, and 4,642,775 and 1,501,125 shares during the six months ended June 30, 2007 and 2006, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings per share computation using the treasury stock method of accounting. Restricted stock will similarly be included in our diluted earnings per share computation using the treasury stock method of accounting in any period where the amount of restricted stock exceeds the number of shares assumed repurchased in those periods based upon future unearned compensation.

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